EXHIBIT 99.1

Butler International Completes Accounting Review and

Files Form 10-K and Form 10-K/A with SEC

October 11, 2007

For Immediate Release

CONTACT: Mark Koscinski

201-476-5421

FT. LAUDERDALE, FL . . . Butler International, Inc. (PK: BUTL), (referred to herein as the “Company” or “Butler”), a leading provider of TechOutsourcing services, announced that the Company’s internal review of certain accounting matters is complete and the Company’s Annual Reports on Form 10-K for the year ended December 31, 2005 and Form 10-K/A for the year ended December 31, 2004 have been filed with the Securities and Exchange Commission (SEC).

As a result of this review, Butler has restated its consolidated financial statements as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and the quarters ended March 27, 2005 and June 26, 2005. The financial information reported in the Company’s 2005 10-K and 2004 Form 10-K/A did not change from the financial information reported in the Company’s Form 8-K, filed May 8, 2007. More information is available in the Annual Reports that have been filed with the SEC.

Currently, the Company is working to file the remaining annual and interim reports with the SEC and become current with its public filings.

About Butler International

Butler International, Inc. is a leading provider of TechOutsourcing services, helping customers worldwide increase performance and savings. Butler’s global services model provides clients with onsite, offsite, or offshore service delivery options customized appropriately to their unique objectives. During its 61-year history of providing services, Butler has served many prestigious companies in industries including aircraft, aerospace, defense, telecommunications, financial services, heavy equipment, manufacturing, and more. If you would like to find out more about Butler’s value-added global services, visit us on the web at http://www.butler.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties, which may not be controllable by the Company. To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those that were anticipated.

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